Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise For-Sale Housing eFund - Los Angeles CA, LLC of our report dated December 5, 2016, relating to our audit of the balance sheet as of December 31, 2015 and to the reference to our firm under the heading “Experts” in such Regulation A Offering Circular.

McLean, Virginia

March 30, 2017